UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2008

Arlington Tankers Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, The Hayward Building 22 Bermudiana Road Hamilton HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (441) 292-4456

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Since August 2007, Edward Terino has served as the interim President of Arlington Tankers Ltd. (the “Company”), in addition to serving as the Company’s Chief Executive Officer and Chief Financial Officer. On January 25, 2008, the Board of Directors of the Company appointed Mr. Terino the Company’s Chief Executive Officer, President and Chief Financial Officer, effective immediately.
Mr. Terino, age 54, served as the Company’s Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007 and as the Company’s Chief Executive Officer, interim President and Chief Financial Officer since August 2007. Mr. Terino has over 10 years of experience as a chief financial officer of publicly traded companies. From October 2001 until June 2005, Mr. Terino was Senior Vice President and Chief Financial Officer of Art Technology Group, Inc., a provider of Internet-based ecommerce and customer service software. From April 1999 to September 2001, he was Senior Vice President and Chief Financial Officer of Applix, Inc., a provider of business intelligence software solutions. Mr. Terino has also spent 11 years at Houghton Mifflin in various senior financial management position and 9 years at Deloitte and Touche in their consulting services group. Mr. Terino is a citizen and resident of the United States.
(e) On January 25, 2008, the compensation committee of the Board of Directors of the Company increased the annual base salary of Mr. Terino to $300,000, effective as of January 1, 2008. In addition, on January 25, 2008, the compensation committee awarded to Mr. Terino a lump sum cash bonus totaling $65,800, pursuant to the Company’s 2007 Bonus Plan, as amended.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON TANKERS LTD.
Date: January 31, 2008	By:	/s/ EDWARD TERINO
Edward Terino
Chief Executive Officer and Chief Financial Officer